Exhibit 10.2

PROPERTY OPTION AGREEMENT

FOR THE BELO PROPERTY

Dated January 7, 2012

Between:

GUYANA AU CORP. INC., (“Guyana Au”) a company incorporated under the laws of Guyana

OF THE FIRST PART, referred to as the “Optionor”

and:

North Springs Resources Corp., a company incorporated under the laws of the state of Nevada, USA

OF THE SECOND PART, referred to as the “Optionee”

SCHEDULE “A”

The Property

SCHEDULE “B”

Net Smelter Returns

EXHIBIT “A”

Irrevocable Limited Power of Attorney

EXHIBIT “B”

Limited Power of Attorney

RECITALS

WHEREAS the Optionor is the owner of a 100% interest of the BELO PROPERTY in the mineral rights granted under a Large Scale Prospecting Licences (PL 04/2011, the “Licence”) situated in the Kabouri District of the Cooperative Republic of Guyana, such Prospecting License being described as the KABOURI C-51 Property (the “Property”), as set out more particularly in Schedule “A” attached hereto and made a part hereof;

AND WHEREAS the Optionor has agreed to grant to the Optionee an option to purchase all of the Optionor's right, title and/or interest in, to or over the Property;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereafter set out, the parties hereto agree as follows:

1.

GRANT OF OPTION

1.01

The Optionor hereby grants to the Optionee the exclusive right and option (the “Option”) to acquire a 100% of the Optionor’s rights, title, and/or interest in, to or over the Property by paying license fees, posting performance bonds, funding or organizing funding for meeting gross exploration expenditures totalling $US500,000 over 3 years and to maintain the Licenses under the policies of the Guyana Geology and Mines Commission (“GGMC”) AND by paying US$100,000 (one hundred thousand US Dollars) or the equivalent of G$20,000,000 (Twenty Million Guyana Dollars), to the Optionor, and issuing a total of 6,000,000 shares (‘Shares’) in the capital stock of the Optionee within 10 days of executing this agreement to the Optionor and to be incurred by the Optionee as follows:

Cash Payments Total US$100,000 (one hundred thousand United States Dollars) or the equivalent of G$20,000,000 (Twenty Million Guyana Dollars).

(a)

US$100,000 (one hundred thousand US Dollars) or the equivalent of G$20,000,000 (Twenty Million Guyana Dollars) on or before 10 business days following the execution of this Agreement.

Issuance of 6,000,000 Shares of the Optionee to the Optionor

issuing a total of 6,000,000 common shares in the capital of Optionee within 10 days of the execution date of this Agreement to the Optionor or the Optionor’s designee through written instructions with a hold period subject to the Federal Securities Laws of the United States.

Incurring a Minimum Exploration Expenditures of US$500,000 over 3 Years

On or before the dates indicated below, making total Exploration Expenditures of US$500,000.00 on the Properties:

(a)

Prior to the first anniversary of the execution of this Agreement, completing not less than US$250,000 in exploration expenditures, of which US$125,000 shall be spent within the first four (4) months of the date of this Agreement; and

(b)

Prior to the second anniversary of the execution of this Agreement, completing not less than US$150,000 in additional exploration expenditures (for aggregate exploration expenditures of US$400,000); and

(c)

Prior to the third anniversary of the execution of this Agreement, completing not less than US$100,000 in additional exploration expenditures (for aggregate expenditures of US$500,000) with a requirement that Optionee spend at least the minimum amount of such final expenditures on the Prospecting License to keep the Prospecting license in good standing with the GGMC;

Eligible exploration expenditures are limited to prospecting and exploration activities which may include soil sampling and geochemistry work, geophysical work, drilling, sampling and trenching and the mining processing of materials for the recovery of gold or other metals.  Management and administration costs and license rental fees paid to the GGMC are not to be considered eligible expenditures.

1.02

The Optionee, at its sole discretion, shall have the right to accelerate any date for the making of any cash payment to the Optionee and the date for issuing any Shares to the Optionor.

2.

OPTION ONLY

2.01

This agreement represents an option only, and after the Optionee is paid the US$50,000 (fifty thousand US Dollars) or the equivalent in Guyana Dollars specified in 1.01 (a), issued 4,000,000 shares of the Optionee’s Company, has incurred exploration expenditures totalling US$500,000 within 3 years and has funded the license rental fees, posted performance bonds and funded and reported minimum evaluations to the GGMC, the Optionee shall be under no further obligation to issue any more shares or pay any more cash to the Optionor.  Any further performance hereunder by the Optionee is expressly at the election of the Optionee.

3.

EXERCISE OF OPTION--ROYALTY INTEREST

3.01

The Optionee shall have exercised the Option with respect to the Property and shall have acquired a 100% interest in and to all of the Optionor’s rights, titles and interest in, to or over that License, by making aggregate cash payments to the Optionor of US$50,000 (fifty thousand United States Dollars) or the equivalent of G$10,000,000 (ten million Guyana Dollars) and issuing 4,000,000 shares of the Optionee’s Company and completing US$500,000 in exploration expenditures over 3 years under this agreement.

3.02

Upon the Optionee having exercised the Option, the Optionor shall be entitled to receive 3% of “Net Smelter Returns” (as defined and paid in accordance with Schedule "B" which is made a part hereof and hereinafter referred to as the “Royalty”).  The Optionor's entitlement to the Royalty is a contractual right only and does not entitle the Optionor to any right, title or interest in and to the Property.

3.03

Upon the Optionor becoming entitled to the Royalty, the Optionee shall have the sole and absolute discretion with respect to the determination of the size and nature of all and every mineral production facility on the Property and shall have the sole and absolute discretion with respect to determining when, if ever, mineral production operations should commence and when they should terminate, temporarily or permanently.

3.04

The Optionee has the right, exercisable at any time prior to the “Commencement of Commercial Production” (as hereinafter defined) to purchase one percentage point of the Royalty (thereby reducing it to 2% of Net Smelter Returns), by making a cash payment to the Optionor US$1,000,000 (one million United States Dollars) or the equivalent in Guyanese Dollars and in that event, paragraph 3.02 shall apply mutatis mutandis.

3.05

If the cash payment set out in paragraph 3.04 hereof is made, the Optionee shall have the right, exercisable at any time, to purchase an additional one percentage point of the Royalty (thereby reducing it to 1% of Net Smelter Returns), by making a cash payment to the Optionor of US$1,000,000 (one million United States Dollars) or the equivalent in Guyanese Dollars and in that event, paragraph 3.02 shall apply mutatis mutandis.

3.06

If the cash payment set out in paragraph 3.05 hereof is made, the Optionee shall have the right, exercisable at any time, to purchase the remaining one percentage point of the Royalty (thereby reducing it to 0% of Net Smelter Returns), by making a cash payment to the Optionor of US$1,000,000 (one million United States Dollars) or the equivalent in Guyanese Dollars and in that event, paragraph 3.02 shall apply mutatis mutandis. Notwithstanding this 3.06, the parties to this Agreement may at any time enter into exclusive negotiations to acquire this remaining royalty at a mutually acceptable price.

3.07

In this agreement,  “Commencement of Commercial Production” means:

(a)

if a processing facility is located on the subject License, the last day of a period of 30 consecutive days in which, for not less than 15 days, such facility processed ore from the License at not less than 60% of its rated capacity; or

(b)

if no processing facility is located on the subject License, the last day of the first period of 30 consecutive days during which ore has been shipped from the License on a reasonably regular basis for the purpose of earning revenues;

PROVIDED THAT no period of time during which ore or concentrate is shipped from the License for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, shall be taken into account in determining the date of the Commencement of Commercial Production.

4.

TRANSFER OF TITLE

4.01

Unless otherwise consented to by the Optionor, recorded title to the Prospecting Licenses which constitute the Property shall remain in the names of the Optionor’s subsidiary, until such time as the Option is exercised.  After the Option has been exercised, title to the mineral tenures comprising that License shall be recorded in the name of the Optionee or its wholly-owned subsidiary or assignee as and when GGMC policy and procedures make such a transfer possible.  Such a transfer shall be made for administrative convenience only, and the beneficial ownership of the Property and all or any rights thereto shall be governed by this agreement.  Any costs incurred to transfer the claims shall be born solely by the Optionee.

4.02

Upon the exercise of the Option, the Optionor shall forthwith execute an Irrevocable Limited Power of Attorney in the form attached hereto as Exhibit “A” or in such other form as the parties may agree, in favour of the Optionee and register same.

4.03

The Optionor shall forthwith upon the execution hereof execute a Limited Power of Attorney in the form attached hereto as Exhibit “B” or in such other form as the parties may agree, in favour of the Optionee and register same.

5.

RIGHT OF ENTRY

5.01

During the currency of this agreement prior to the exercise of the Option, the Optionee, its servants, agents and workmen and any persons duly authorized by the Optionee, shall have the right of access to and from and, subject to sub-paragraph 9.01(g) hereof, the exclusive right to enter upon and take possession of and prospect, explore and develop the Property in such manner as the Optionee in its sole discretion may deem advisable.

6.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

6.01

The Optionor hereby represents and warrants to the Optionee that:

(a)

together it is the recorded and beneficial owner of a 100% interest of the mineral rights in, to and over the Property;

(b)

the Prospecting License Large Scale comprising the Property has been issued and is in good standing in accordance with the laws of the Cooperative Republic of Guyana;

(c)

the entering into this agreement does not conflict with any applicable law nor does it conflict with, or result in a breach of or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound;

(d)

it has the exclusive right to enter into this agreement and all necessary authority to comply with the terms and conditions of this agreement;

(e)

it has the exclusive right to receive 100% of the proceeds from the sale of minerals, metals, ores or concentrates removed from the Property and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on such materials removed from the Property or is entitled to take such materials in kind;

(f)

approximately US$7,494 is due to be paid to the GGMC by January 26, 2012 for annual rental fees and will be the responsibility of the Optionor;

(g)

approximately US$110,000 in exploration expenditures required by the GGMC to be incurred on the property in the first year following the issuance of the licence have not yet been completed as at the execution date of this agreement and will become an obligation of the Optionee;

(h)

other than as disclosed above or in Schedule "A" hereto, the Property is free and clear of all liens and encumbrances;

(i)

reclamation and rehabilitation of those parts of the Property which have been previously worked by the Optionor have been properly completed in compliance with all applicable laws and the Optionor hereby covenants and agrees to save the Optionee harmless from and against any loss, liability, claim, demand, damage, expense, injury or death arising out of or in connection with the operations or activities which were carried out on the Property by the Optionor prior to the date of this agreement;

6.02

The representations and warranties hereinbefore set out are conditions upon which the Optionee has relied on entering into this agreement and shall survive the exercise of the Option, and the Optionor hereby forever indemnifies and saves the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

7.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

7.01

The Optionee represents and warrants to the Optionor that:

(a)

it has full corporate power and authority to enter into this agreement;

(b)

the entering into of this agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound; and

(c)

upon the exercise of the Option, it will take such steps as are required so that the Optionee will be eligible to acquire and hold title to the property.

7.02

The representations and warranties hereinbefore set out are conditions upon which the Optionor has relied on entering into this agreement and shall survive the exercise of the Option, and the Optionee hereby indemnifies and saves the Optionor harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

8.

COVENANTS OF THE OPTIONOR

8.01

The Optionor hereby covenants with and to the Optionee that:

(a)

it has provided the Optionee with all of the data and information in its possession or under its control relating to the Optionor’s exploration activities on and in the vicinity of the Property;

(b)

it will provide all reasonable assistance to file, at the Optionee’s cost, all reports and other documents required to be filed by the Optionor, as recorded owner of each License, with the GGMC in order to maintain each License in good standing under the laws of Guyana

(c)

until such time as the Option is exercised or otherwise terminates, it will not deal, or attempt to deal with its right, title and interest in and to the Property in any way that would or might affect the right of the Optionee to become absolutely vested in a 100% interest in and to the Property, free and clear of any liens, charges and encumbrances.

9.

COVENANTS OF THE OPTIONEE

9.01

The Optionee covenants and agrees with the Optionor that until the Option is exercised or otherwise terminates:

(a)

the Optionee shall carry out and record or cause to be carried out and recorded all such work upon the Property as may be required in order to maintain the Licenses in good standing at all times;

(b)

the Optionee shall keep the Licenses clear of liens and other charges arising from its operations thereon;

(c)

the Optionee shall carry on all operations related to the Licenses in a good and professional manner and in compliance with all applicable governmental regulations and restrictions;

(d)

the Optionee shall pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees levied with respect to the Licenses or the Optionee's operations thereon.  Notwithstanding the generality of the foregoing, the Optionee shall timely pay all property rental payments with respect to each License, and shall timely pay all work performance bonds with respect to the work program carried out on each License;

(e)

the Optionee shall have sole responsibility for ensuring that all lines, markings boards, or other demarcations of whatsoever type or description lawfully required to be kept or maintained from time to time by the GGMC under the laws of Guyana, shall be kept or maintained in good condition at their expense for the duration of the License hereby created;

(f)

the Optionee shall indemnify and hold the Optionor harmless from any and all liabilities, costs, damages or charges arising from the failure of the Optionee to comply with the covenants contained in this article or otherwise arising from its operations on each License;

(g)

the Optionee shall allow the Optionor or any duly authorized agent or representative of the Optionor to inspect the Licenses upon giving the Optionee 48 hours written notice; provided however that it is agreed and understood that the Optionor or any such agent or representative shall not interfere with the Optionee's activities on the License and shall be at his own risk and that the Optionee shall not be liable for any loss, damage or injury incurred by the Optionor or its agent or representative arising from its inspection of the License, however caused;

(h)

the Optionee shall allow the Optionor access at all reasonable times and intervals to all factual maps, reports, assay results and other factual technical data prepared or obtained by the Optionee in connection with its operations on each License; and

(i)

the Optionee shall provide the Optionor with an annual factual progress report, in writing, with respect to its operations on each License and shall provide the Optionor with copies of any and all documents filed by the Optionee with the GGMC with respect to work carried out by the Optionee on each License.

10.

TERMINATION

10.01

The Optionee may terminate this agreement with respect to the License, by giving 60 days written notice to the Optionor of termination.

10.02

Notwithstanding the provisions of paragraph 10.01, the Optionee may at any time terminate this agreement with respect to any Prospecting License by giving 30 days written notice to the Optionor of termination.

10.03

Notwithstanding paragraph 10.01, if the Optionee fails to make any payment or fails to do any thing with respect to the Licenses on or before the last day provided for such payment or performance under this agreement, the Optionor may terminate this agreement with respect to the applicable License but only if:

(a)

it shall have first given to the Optionee written notice of the failure containing particulars of the payment which the Optionee has not made or the act which the Optionee has not performed; and

(b)

the Optionee has not, within 10 days following delivery of such notice, cured such failure or commenced proceedings to cure such failure by appropriate payment or performance and where the failure is incapable of being cured within 10 days commencing such remedial works within 10 days following such notice and diligently and continuously prosecuting same until the failure is completely remedied (the Optionee hereby agreeing that should it so commence to cure any failure it will prosecute the same to completion without undue delay).

Should the Optionee fail to comply with the provisions of sub-paragraph 10.03(b), the Optionor may thereafter terminate this agreement with respect to the applicable License by notice to the Optionee.

10.04

Upon termination of this agreement with respect to any License the Optionee shall:

(a)

turn over to the Optionor originals of all factual maps, reports, assay results and other factual data and documentation in its possession in connection with its operations on the Property;

(b)

leave the License in a safe condition in accordance with any applicable requirements of law; and

(c)

discharge any obligations to the GGMC with respect to that License.

10.05

Upon the termination of this agreement with respect to the License, the Optionee forfeits any and all interest in the applicable License hereunder.

10.06

Upon termination of this agreement with respect to any License, the Optionee shall vacate the applicable License within 10 days after such termination, but shall have the right of access to the Property for a period of one month thereafter for the purpose of removing its chattels, machinery, equipment and fixtures there from.

11.

INDEPENDENT ACTIVITIES

11.01

Except as expressly provided herein, each party shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavours of any sort whatsoever, whether or not competitive with the endeavours contemplated herein without consulting the other or inviting or allowing the other to participate therein.  No party shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of the endeavours contemplated herein.  The legal doctrines of "corporate opportunity" sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of any party.  In particular, without limiting the foregoing, no party shall have an obligation to any other party as to:

(a)

any opportunity to acquire, explore and develop any mining property, interest or right presently owned by it or offered to it outside of the Property at any time; and

(b)

the erection of any mining plant, mill, smelter or refinery, whether or not such mining plant, mill, smelter or refinery treats ores or concentrates from the Property.

12.

CONFIDENTIALITY OF INFORMATION

12.01

The parties hereto shall treat all data, reports, records and other information relating to this agreement and the Property as confidential.  While this agreement is in effect, neither party hereto shall, without the express written consent of the other, disclose to any third party any information concerning the results of the operations hereunder nor issue any press releases concerning this agreement or its exploration operations except:

(a)

where such disclosure is mandatory under the law or is deemed necessary by the Optionee's counsel for the satisfaction by the Optionee of its obligations to applicable securities regulatory bodies; or

(b)

where the Optionee is seeking the participation of such third party in the exploration, development or production of the Property, and such information is divulged under confidential circumstances.

Due consideration shall be given to present and future governmental regulations with respect to such data disclosures.

13.

ASSIGNMENT

13.01

Each party has the right to assign all or any part of its interest in the Property and in this agreement with the expressed written consent of the other party.  It shall be a condition precedent to any such assignment that the assignee of the interest being transferred agrees in writing to be bound by the terms of this agreement, insofar as they are applicable, as if it had been an original party hereto.

14.

UNAVOIDABLE DELAYS

14.01

If any party should be delayed in or prevented from performing any of the terms, covenants or conditions of this agreement by reason of a cause beyond the control of such party, including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts, wars, acts of God, government regulation or interference, including but without restricting the generality of the foregoing, forest or highway closures or any other cause beyond such party's control, then any such failure on the part of such party to so perform shall not be deemed to be a breach of this agreement and the time within which such party is obliged to comply with any such term, covenant or condition of this agreement shall be extended by the total period of all such delays.  In order that the provisions of this article may become operative, such party shall give notice in writing to the other party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof and the day upon which the same arose, and shall give like notice forthwith following the date that such cause ceased to subsist.

15.

ARBITRATION

15.01

If there is any disagreement, dispute or controversy (hereinafter collectively called a “Dispute”) between the parties with respect to any matter arising under this agreement or the construction hereof, then the Dispute shall be determined by arbitration in accordance with the following procedures:

(a)

the party on one side of the Dispute shall inform the other party by notice of the names of three impartial and independent persons who are recognized experts in the area which is the subject matter of the Dispute; and

(b)

the other party shall, within seven days of receipt of the notice, inform the party on the other side of the Dispute the name of the one person that it wishes to act as the sole arbitrator.

The arbitration shall be conducted in accordance with the Arbitration Act, Chapter 7:01 of the laws of Guyana, Guyanese Courts of Commercial Arbitration, the language of the arbitration shall be English, and the place of arbitration shall be Georgetown, Guyana, unless otherwise agreed in writing by the parties.  The decision of the arbitrator shall be made within 30 days following his being named, shall be based exclusively on the advancement of exploration, development and production work on the Property and not on the financial circumstances of the parties.  The costs of arbitration shall be borne by the party as determined by the arbitrator in the award.

16.

AREA OF INFLUENCE

16.01

Any lands which are subsequently acquired by acquisition of rights to medium or large scale licenses from third parties by Optionee and its Assigns, shall remain the sole property of the Optionee and its assigns.  The “Area of Influence” of this Agreement shall be defined exclusively by the lands specified in this Agreement.

17.

CONVERSION TO MINING LICENSE

17.01

The Optionee may at any time apply to the GGMC for and obtain Mining Licenses (ML’s) over the areas or any part or parts thereof covered by the Prospecting Licenses.

17.02

The Optionor shall support the Optionee or any person, firm, company, servant, agent and/or assign of the Optionee in their exploration and mining activities, and any Applications they may see fit to make, under this Agreement.  The Optionor hereby undertakes to act in the utmost good faith towards the Optionee and its servants, agents and assigns, and to take all or any steps as may reasonably be required to ensure that it succeeds in its exploration and mining activities, and in the aforesaid Applications.

18.

NOTICES

18.01

Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered air mail or by telegram, e-mail or addressed as follows:

In the case of the Optionor:

Attention: Mr. Roger Connors

Guyana Au Corp. Inc.

20 Victorway Drive

Barrie, ON

L4N 9K9  Canada

Phone:

647-920-3877

Email: roger@southernsky.ca

In the case of the Optionee:

Attention:  Mr. Harry Lappa

North Springs Resources Corp.

200 S Virginia, 8th Floor

Reno, NV. 89501

Phone: 775 398 3078

Email: harry@northspringsresources.com

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the tenth business day following the date of mailing, or, if telegraphed, e-mailed or faxed, on the next succeeding day following the telegraphing, e-mailing or faxing thereof provided however that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same.  Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

19.

GENERAL PROVISIONS

The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this agreement.

This agreement shall represent the entire understanding between the parties with respect to the Property.  No representations or inducements have been made save as herein set forth.  No changes, alterations, or modifications of this agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by all parties hereto.

The titles to the articles to this agreement shall not be deemed to form part of this agreement but shall be regarded as having been used for convenience of reference only.

The schedules to this agreement shall be construed with and as an integral part of this agreement to the same extent as if they were set forth verbatim herein.

All references to dollar amounts contained in this agreement are references to United States funds.  Any reference to United States funds which does not have a stated equivalent amount of Guyana funds shall constitute an automatic reference to Guyana funds calculated at the Bank of Nova Scotia Cambio selling rate of exchange operative on the date of payment, “Selling Rate” shall be the Guyana dollar rate at which the Cambio sells United States funds to its customers.  Notwithstanding anything to the contrary herein contained, all or any obligations under this Agreement shall be settled in Guyana funds unless the permission of the Bank of Guyana is first obtained.

This agreement shall be governed by and interpreted in accordance with the laws in effect in Guyana, and the parties hereto attorn to the courts of Guyana for the resolution of any disputes arising out of this agreement.

This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed as of the date first above given.

GUYANA AU CORP. INC.
By: /s/ Roger Connors
Name: Roger Connors
Title: President

NORTH SPRINGS RESOURCES CORP.
By: /s/ Harry Lappa
Name: Harry Lappa
Title: Chief Executive Officer

SCHEDULE “A”

THE RIO PROPERTY

DESCRIPTION OF KABOURI C 57 (PL-05/11)

C-57
C-51
N
0
7.5
15
kilometers
Guyana
Datum: PSAD56
Areas C-51 & C-57
Geology Map
By: Kalen Martens
Date: 30 Dec 2009
Scale: as shown

PROSPECTING LICENSE PL04/2011

See attached.

SCHEDULE “B”

NET SMELTER RETURNS

1.

NSR Royalty

The NSR Royalty payable to Optionor (the “Payee”) pursuant to Section 3 of the Agreement will be paid by Optionee or Optionee’s Company (together the “Payor”) in accordance with the terms of this Schedule B.

2.

Calculation of NSR Royalty

The NSR Royalty will be calculated on a calendar quarterly basis and will be equal to the royalty rate as established in Section 3 of the Agreement multiplied by an amount which equals Gross Revenue (as hereinafter defined) less Permissible Deductions (as hereinafter defined) for such calendar quarter.

3.

Interpretation

In addition to the defined terms set out in the Agreement, the following terms will have the following meanings in this Schedule B:

(a)

“Gross Revenue” means the aggregate of the following amounts (without duplication) accruing in each calendar quarterly period following commencement of Commercial Production:

(i)

the revenue received by the Payor from arm’s length purchasers of all Mineral Products;

(ii)

the fair market value of all Mineral Products sold by the Payor in such period to persons not dealing at arm’s length with the Payor; and

(iii)

any proceeds of insurance on Mineral Products;

(b)

“Mineral Products” means all ores, concentrates, minerals and refined or semi-refined products, produced from the Properties;

(c)

“Permissible Deductions” means the aggregate of the following charges (to the extent that they are not deducted by any purchaser in computing payment) that are incurred with respect to the Properties in each calendar quarterly period:

(i)

sales charges levied by any sales agent on the sale of Mineral Products;

(ii)

transportation costs for Mineral Products from the Properties to the place of beneficiation, processing or treatment and thence to the place of delivery of Mineral Products to a purchaser thereof, including shipping, freight, handling and forwarding expenses;

(iii)

all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with refinement or beneficiation of Mineral Products after leaving the Properties, including all smelter and refinery charges and all weighing, sampling, assaying, representation and storage costs, metal losses and umpire chares, and any penalties charged by the processor, refinery or smelter; and

(iv)

all insurance costs on Mineral Products and any government royalties, third Participant royalties, production taxes, severance taxes and sales and other taxes levied on Mineral Products or on the production value thereof (other than income taxes of the Payor), provided however that if Mineral Products are processed on or off the Properties in a facility wholly or partially owned by a Party or an Affiliate of a Party, Permissible Deductions shall not include any costs that are in excess of those which would be incurred on an arm’s length basis.

4.

Additional Permitted Deductions

For greater certainty, and without limiting the generality of the foregoing, all charges deducted by an arm’s length purchaser of ores or concentrates whether for smelting, treatment, handling, refining, storage or any other operation on or service relating to the Mineral Products that occurs after the point of sale will be considered to be legitimate deductions in arriving at the NSR Royalty amount.

5.

Calculation and Payment

The NSR Royalty will be calculated and paid within sixty (60) days after the end of each calendar quarter.  Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show the payment’s derivation (the “Statement”) must be submitted with the payment.

6.

Provisional Payments

In the event that final amounts required for the calculation of the NSR Royalty are not available within the time period referred to in Section 3 of this Schedule B, then provisional amounts will be estimated and the NSR Royalty paid on the basis of this provisional calculation.  Positive or negative adjustments will be made to the NSR Royalty payment of the succeeding calendar quarter.

7.

Segregation of Project Area

The determination of the NSR Royalty is based on the premise that Commercial Production will occur solely on the Properties.  If other properties are incorporated into a single mining project and diamonds, precious stones, metals, ores, concentrates or other mineral resources pertaining to each are not readily segregated on a practical or equitable basis, the allocation of actual proceeds received and deductions therefrom will be negotiated by the Payor on behalf of the Payee, with reference to practices used in mining operations that are of a similar nature.  The Payor shall be required to build a sampling tower and the Parties shall retain independent mining consultants to determine the pro rata amount which is subject to the NSR Royalty and the decision of the independent mining consultants shall be binding on the Parties.

8.

Audit

The Payee may request an audit of the sales and related financial records maintained by the Payor be conducted to verify the calculation of the NSR Royalty for a particular calendar quarter.  The audit will be conducted by an independent auditor acceptable to the Payee and the Payor.  The Payee requesting such audit will bear the full cost and expense of the audit unless it is determined that the NSR Royalty calculated by the Payor understated the actual amount due by more than ten percent (10%), in which case the Payor will pay all costs and expenses of the audit.  The Payor will forthwith pay any deficiency to the Payee and the Payee will forthwith repay any overpayment to the Payor.

9.

Arbitration

Any dispute arising out of or related to any report, payment, calculation or audit in respect of the NSR Royalty will be resolved solely by Arbitration.  No error in accounting or in the interpretation of the Agreement will be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreement.

10.

Survival on Transfer

The Payee may assign the NSR Royalty, provided the assignee agrees in writing to be bound by the Agreement as if a party thereto.  The NSR Royalty will run with the title to Properties and survive any sale or transfer of title thereof, including such as may occur as a result of any corporate reorganization of the Payor.

EXHIBIT “A”

IRREVOCABLE LIMITED POWER OF ATTORNEY

See attached.

EXHIBIT “B”

LIMITED POWER OF ATTORNEY

See attached.